Exhibit 99.1

NEWS

Contact: Loren Singletary

(713) 346-7807

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO ANNOUNCES APPOINTMENT

OF MELODY B. MEYER TO THE BOARD OF DIRECTORS

HOUSTON, TX, September 15, 2017 — National Oilwell Varco, Inc. (NYSE: NOV) announced today that Melody B. Meyer has been appointed to the Company’s Board of Directors effective September 15, 2017.

Clay C. Williams, Chairman, President, and Chief Executive Officer, said “I am very pleased to welcome Melody to our Board. She brings a wealth of operational and strategic planning experience with a global perspective from her long career in the oil and gas industry. The entire Board looks forward to working with her.”

Ms. Meyer was with Chevron for over 37 years and held various positions of increasing responsibility, including managing domestic and international operations, managing strategy and planning and leading new technology development for the organization. Ms. Meyer was the President of Chevron Asia Pacific Exploration and Production from 2011 until her retirement in 2016. Prior to that, Ms. Meyer served as the President of the Chevron Energy Technology Company from 2008 to 2011 and the Vice President of Chevron’s Gulf of Mexico business unit from 2004 to 2008. Ms. Meyer received a Bachelor of Science in Mechanical Engineering from Trinity University in 1979. Additionally, Ms. Meyer attended the Dartmouth Tuck Executive Education Program in 1997.

With the appointment of Ms. Meyer, the Company’s Board of Directors is now comprised of nine Directors, eight of whom are external and independent.

About NOV

National Oilwell Varco (NYSE: NOV) is a leading provider of technology, equipment, and services to the global oil and gas industry. NOV has been pioneering innovations that improve the cost-effectiveness, efficiency, safety, and environmental impact of oil and gas operations since 1862. The depth and breadth of NOV’s offerings support customers’ full-field, drilling, completion, and production needs. NOV powers the industry that powers the world. Visit www.nov.com for more information.